Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 7, 2013, with respect to the consolidated financial statements and schedule of Apple REIT Eight, Inc., and the effectiveness of internal control over financial reporting of Apple REIT Eight, Inc., included in the Joint Proxy Statement of Apple REIT Seven, Inc., Apple REIT Eight, Inc., and Apple REIT Nine, Inc. and the Prospectus of Apple REIT Nine, Inc., which is made part of Amendment No.  3 to the Registration Statement (Form S-4 No. 333-191084) for the registration of 179,664,580 shares of its common stock.

/s/ Ernst & Young LLP
Richmond, Virginia
January 8, 2014